UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2011

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2011, Alexion Pharmaceuticals, Inc. (Alexion) entered into a Second Amended and Restated Credit Agreement (the Amended Credit Agreement) with Bank of America, N.A. as administrative agent, the other lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as joint lead arrangers. The Amended Credit Agreement amends and restates Alexion’s existing credit agreement with Bank of America, N.A. as administrative agent to, among other things, increase commitments under its revolving credit facility by $50 million.

The Amended Credit Agreement provides for a $100 million revolving credit facility, with up to a $20 million sublimit for letters of credit, and as provided in the Amended Credit Agreement, Alexion is permitted to use such funds for working capital requirements, acquisitions and other general corporate purposes. With the consent of the lenders and the administrative agent and subject to satisfaction of certain conditions, Alexion may increase commitments under its revolving credit facility to $150 million in accordance with the Amended Credit Agreement. Alexion’s obligations under the facility are unconditionally guaranteed, jointly and severally, by certain of its existing domestic subsidiaries and are required to be guaranteed by certain of its future domestic subsidiaries. All obligations under the revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of Alexion’s assets and the assets of the guarantors, including the pledge of the equity interests of certain of Alexion’s direct subsidiaries and real estate located in Smithfield, Rhode Island, but excluding intellectual property and assets of foreign subsidiaries. Alexion did not borrow under the Amended Credit Agreement at the closing of the facility but may borrow under the agreement from time to time based on its needs.

Alexion may elect that the loans under the agreement bear interest at a rate per annum equal to (i) LIBOR plus 1.75% to 2.25% depending on the ratio of Alexion’s consolidated leverage ratio (as calculated in accordance with the agreement), or (ii) a Base Rate equal to the higher of the (A) Prime Rate then in effect, (B) Federal Funds Rate then in effect plus 0.50%, and (C) Eurodollar Rate then in effect plus 1%, plus 0.75% to 1.25% depending on the ratio of Alexion’s consolidated leverage ratio (as calculated in accordance with the agreement).

Alexion may prepay the loans, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR borrowings. Interest is payable quarterly for Base Rate loans and, in the case of LIBOR-based loans, at the end of the applicable interest period, with the principal due on March 7, 2014, the maturity date. Alexion may borrow, repay and reborrow under the facility until March 7, 2014.

The Amended Credit Agreement requires that Alexion comply, on a quarterly basis, with a maximum consolidated leverage ratio, minimum consolidated quick ratio and a consolidated fixed charge coverage ratio (in each case, as calculated in accordance with the agreement). Further, the agreement includes negative covenants, subject to exceptions, restricting or limiting Alexion’s ability and the ability of Alexion’s subsidiaries to, among other things, incur additional indebtedness, grant liens, engage in certain investment, acquisition and disposition transactions, and enter into transactions with affiliates. The agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the interest rate would increase and the administrative agent would be entitled to take various actions, including the acceleration of amounts due under the loan.

A copy of the Amended Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of March 7, 2011, among Alexion, Bank of America, N.A. as administrative agent, the other lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as joint lead arrangers

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: March 10, 2011	By:	/s/ MICHAEL V. GRECO
	Name:	Michael V. Greco
	Title:	Associate General Counsel and Corporate Secretary